Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
World Wrestling Entertainment, Inc. Reports Q1 Results
$15.6 Million Operating Income
$0.16 E.P.S.
STAMFORD, Conn., August 31, 2006 - World Wrestling Entertainment, Inc., (NYSE:WWE) today announced financial results for its first fiscal quarter ended July 28, 2006. Revenues totaled $93.3 million as compared to $93.8 million in the prior year quarter and operating income was $15.6 million as compared to $15.8 million in the prior year quarter. The Company reported net income of $11.3 million, or $0.16 per share, as compared to $11.2 million, or $0.16 per share, in the prior year quarter.
“One of our key achievements in the current quarter was the successful re-launch of the ECW® brand,” stated Linda McMahon, Chief Executive Officer. “The ECW resurgence in the quarter included an ECW branded pay-per-view event, a live event tour, and a summer cable television run on the SCI FI Channel. Based on its popularity, the SCI-FI Channel will continue to broadcast the ECW television program through December 2007.
Our results this quarter are positively impacted by the continued strength of our Home Video business,” continued Mrs. McMahon. “This is evidenced by the more than 1.1 million DVDs sold, representing our best selling quarter ever.”
Comparability of Quarters
Due to our arrangement with USA Network, the current quarter reflects the absence of all domestic cable advertising revenues, which accounted for approximately $8.0 million in revenues in the prior year quarter. Also, the Company aired four pay-per-view events during the current quarter as compared to five events in the prior year quarter. The additional event in the prior year quarter, Backlash®, contributed approximately $4.3 million in revenues, and $2.1 million in profit contribution.
Results By Business Segment for the 1st Quarter
We modified our business segment reporting to include four reportable segments in the fourth quarter of Fiscal 2006. Results from the prior year quarter have been adjusted for comparability to the new segment reporting structure. Based on our decision to change the financial reporting to a calendar year basis, we are currently in an eight month transition period from May 1, 2006 through December 31, 2006. Consequently, this quarter is referred to as Q1 of the 2006 transition period.

The following chart reflects net revenues and profit contribution by segment for the quarters ended July 28, 2006 and July 29, 2005. (Dollars in millions)

	July 28,	July 29,
Net Revenues	2006	2005
Live and Televised Entertainment	$64.4	$71.9
Consumer Products	23.3	18.2
Digital Media	5.6	3.7
WWE Films	—	—

Total	$93.3	$93.8

	July 28,	July 29,
Profit Contribution	2006	2005
Live and Televised Entertainment	$25.2	$29.7
Consumer Products	13.1	10.4
Digital Media	1.7	1.2
WWE Films	—	—

Total operating income	$40.0	$41.3

Profit contribution margin	43%	44%

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $64.4 million for the current quarter as compared to $71.9 million in the prior year quarter, a decrease of 10%, reflecting the absence of domestic cable advertising revenues.
•	Pay-Per-View revenues were $19.9 million as compared to $21.6 million in the prior year quarter. There were four Pay-Per-View events produced in the current quarter as compared to five events in the prior year quarter.
The details for the number of buys (in 000’s) are as follows:

Event	Q1 Transition 06	Q1 F06
Backlash®	—	273
Judgment Day®	231	236
ECW® One Night Stand	280	268
Vengeance®	313	320
Great American Bash®	224	233
Prior events	166	115

Total	1,214	1,445

•	Beginning with the ECW One Night Stand Pay-Per-View, the North American retail price was increased by $5.00 to $39.99 in order to bring the price closer in line with similar sporting events. This represents our first increase in the Pay-Per-View retail price in more than four years.

•	International buys, which generate lower revenues per buy, comprised approximately 40% of total buys in the current quarter as compared to 28% of total buys in the prior year quarter.
•	Live Event revenues were $15.9 million as compared to $16.5 million in the first quarter of last year.
•	There were 86 events, including 2 international events, during the quarter as compared to 70 events, including 7 international events, during the same period last year.

•	North American average attendance increased to approximately 5,300 in the current quarter as compared to 4,600 in the prior year quarter.

•	International events generated approximately $0.3 million in the current quarter as compared to $5.7 million in the prior year quarter. The two events in the current quarter were performed in emerging territories in Latin America while the seven events in the prior year quarter consisted of two tours that performed in well established markets including Japan and the United Kingdom.

•	Seven ECW live events were produced in the current quarter, generating approximately $0.2 million with an average ticket price of approximately $26.00 and average attendance of approximately 1,000. While we continue to develop and grow the brand, ECW events are currently held in smaller venues which generate lower average attendance and revenues per event.
•	Venue Merchandise revenues were $4.7 million as compared to $3.3 million in the first quarter of last year, primarily reflecting the increase in North American attendance. Also, the venue merchandise per capita spending by our fans increased by approximately $0.40 to $11.00 in the current quarter.

•	Television Rights Fees revenues were $22.2 million as compared to $20.0 million in the prior year quarter. This increase is partially due to the rights fees received from our ECW telecasts.

•	Television Advertising revenues were $1.1 million as compared to $10.4 million in the prior year quarter. This decline was due to our television distribution agreement with USA Network, which became effective in October 2005. Due to this change, we no longer participate in domestic television advertising sales. Advertising revenues in the current quarter include sales of advertising on our Canadian television programs and various sponsorship packages.

Consumer Products
Revenues from our Consumer Products businesses were $23.3 million versus $18.2 million in the prior year quarter, a 28% increase.
•	Home Video net revenues were $14.5 million as compared to $8.5 million in the prior year quarter, reflecting a 55% increase in gross units sold. Our WrestleMania® 22 DVD sold approximately 345,000 gross units in the quarter, representing our best selling title to date. Based on the strength of this release, combined with the release of several other successful titles, we shipped approximately 1.1 million units in the current quarter.

•	Licensing revenues were $5.6 million as compared to $7.5 million in the prior year quarter, reflecting decreases in novelty and multimedia game product sales. The prior year quarter reflected sales of our WrestleMania 21 videogame while no new videogames were released in the comparable period this year.

•	Magazine publishing net revenues were $3.1 million as compared to $2.1 million in the prior year quarter, reflecting an additional issue sold in the current quarter. Beginning in July, we began publishing WWE® Magazine, which replaces our two former magazines, Raw® and SmackDown®.
Digital Media
Revenues from our Digital Media related businesses were $5.6 million as compared to $3.7 million in the prior year quarter, a 51% increase.
•	WWE.com revenues were $2.1 million as compared to $1.7 million in the prior year quarter, reflecting additional revenues from advertising and wireless based content.

•	WWE Shop revenues were $3.3 million as compared to $1.8 million in the prior year quarter, primarily due to a 68% increase in the number of orders processed during the current quarter.
WWE Films
Our first feature film, See No Evil, was released on May 19, 2006 and generated approximately $15.0 million in gross domestic box office receipts and is currently being distributed in international theatrical markets. WWE does not participate in any revenues associated with this film project until the print and advertising costs incurred by our distributor have been recouped. Accordingly, no revenues have been recorded in the current quarter.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution for the quarter was $40.0 million as compared to $41.3 million in the prior year quarter. Total profit contribution margin was approximately 43% for the current quarter as compared to 44% for the prior year quarter. The decline in the profit contribution is due in part to the absence of domestic television advertising revenues in our Live and Televised Entertainment segment.

Selling, general and administrative expenses
SG&A expenses were $22.5 million for the current quarter as compared to $22.8 million in the prior year quarter.
EBITDA
EBITDA was approximately $17.5 million in the current quarter as compared to $18.5 million in the prior year.
Cash Flows
Net cash provided by continuing operations was $2.4 million for the quarter ended July 28, 2006, as compared to $21.6 million for the quarter ended July 29, 2005. In the current quarter we spent approximately $12.6 million on the production of feature films and approximately $1.5 million for the purchase of additional film libraries.
Change in Fiscal Year
As previously disclosed, the Company will switch to a calendar year basis beginning with calendar year 2007. This change is intended to simplify our communication with shareholders and will enable us to report our financial results in a timeframe consistent with the majority of our media and entertainment peers. We will issue one additional quarterly report for our second fiscal quarter ending October 27, 2006 and will subsequently file a transitional annual report for the eight months ended December 31, 2006.
Transition Period Outlook
We continue to expect the results of our 2006 transition period to be approximately even with the $30 million of Net Income and $0.43 EPS from continuing operations in the comparable prior year period.
Note: World Wrestling Entertainment, Inc. will host a conference call on August 31, 2006 at 11:00 a.m. ET to discuss the Company’s first quarter earnings results for the 2006 transition period. All interested parties can access the conference call by dialing 800-895-0231 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.

World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks: The names of all World Wrestling Entertainment televised and live programming, talent names, images, likenesses, slogans and wrestling moves and all World Wrestling Entertainment logos are trademarks, which are the exclusive property of World Wrestling Entertainment, Inc. All other trademarks are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(dollars and shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	July 28,	July 29,
	2006	2005

Net revenues	$93,267	$93,812

Cost of revenues	53,266	52,501
Selling, general and administrative expenses	22,508	22,815
Depreciation and amortization	1,860	2,696

Operating income	15,633	15,800

Investment income, net	2,486	1,872
Interest expense	137	152
Other expense, net	(496)	(73)

Income from continuing operations before income taxes.	17,486	17,447

Provision for income taxes	6,184	6,269

Income from continuing operations	11,302	11,178

Income from discontinued operations, net of taxes	—	2

Net income	$11,302	$11,180

Earnings per share — basic and diluted:
Continuing operations	$0.16	$0.16
Discontinued operations	0.00	0.00

Net income	$0.16	$0.16

Shares used in per share calculations:
Basic	70,708	68,899
Diluted	71,364	69,627

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	July 28,	April 30,
	2006	2006
ASSETS

CURRENT ASSETS:

Cash and equivalents	$130,869	$175,203
Short-term investments	133,417	105,655
Accounts receivable, net	57,858	67,775
Inventory, net	2,544	1,788
Prepaid expenses and other current assets	11,017	11,140
Assets of discontinued operations	461	457

Total current assets	336,166	362,018

PROPERTY AND EQUIPMENT, NET	67,857	67,570

FEATURE FILM PRODUCTION ASSETS	48,656	36,094

INTANGIBLE ASSETS, NET	2,738	1,461

OTHER ASSETS	12,060	12,247

TOTAL ASSETS	$467,477	$479,390

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$833	$817
Accounts payable	15,305	19,826
Accrued expenses and other liabilities	33,979	36,017
Deferred income	18,211	19,874
Liabilities of discontinued operations	294	294

Total current liabilities	68,622	76,828

LONG-TERM DEBT	6,167	6,381

STOCKHOLDERS’ EQUITY:
Class A common stock	229	227
Class B common stock	479	479
Additional paid-in capital	280,314	277,693
Accumulated other comprehensive income	58	355
Retained earnings	111,608	117,427

Total stockholders’ equity	392,688	396,181

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$467,477	$479,390

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 28,	July 29,
	2006	2005
OPERATING ACTIVITIES:
Net income	$11,302	$11,180
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations, net of taxes	—	(2)
Revaluation of warrants	866	(639)
Depreciation and amortization	1,860	2,696
Amortization of investment income	(122)	(263)
Stock compensation costs	1,534	579
Provision for doubtful accounts	—	370
Provision for inventory obsolescence	448	307
(Benefit) provision for deferred income taxes	(587)	308
Changes in assets and liabilities:
Accounts receivable	9,917	7,179
Inventory	(1,204)	(534)
Prepaid expenses and other assets	123	200
Feature film production assets	(12,562)	(1,952)
Accounts payable	(4,520)	243
Accrued expenses and other liabilities	(3,154)	4,537
Deferred income	(1,541)	(2,588)

Net cash provided by continuing operations	2,360	21,621
Net cash provided by discontinued operations	—	136

Net cash provided by operating activities	2,360	21,757

INVESTING ACTIVITIES:
Purchase of property and equipment	(1,890)	(255)
Purchase of other film library assets	(1,534)	—
Purchase of short-term investments	(45,854)	(1,325)
Proceeds from sales or maturities of short-term investments	17,850	5,470

Net cash (used in) provided by continuing operations	(31,428)	3,890
Net cash used in discontinued operations	—	—

Net cash (used in) provided by investing activities	(31,428)	3,890

FINANCING ACTIVITIES:
Repayments of long-term debt	(199)	(184)
Dividends paid	(16,954)	(8,267)
Issuance of stock, net	229	187
Proceeds from exercise of stock options	1,291	529
Excess tax benefit from stock-based payment arrangements	367	—

Net cash used in continuing operations	(15,266)	(7,735)
Net cash used in discontinued operations	—	—

Net cash used in financing activities	(15,266)	(7,735)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(44,334)	17,912
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	175,203	56,568

CASH AND CASH EQUIVALENTS, END OF PERIOD	$130,869	$74,480

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 28,	July 29,
	2006	2005

Net income reported on U.S. GAAP basis	$11,302	$11,180
Income from discontinued operations, net	—	(2)
Provision for income taxes	6,184	6,269
Interest and other, net	(1,852)	(1,647)
Depreciation and amortization	1,860	2,696

EBITDA	$17,494	$18,496

Non-GAAP Measure:

EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended
	July 28,	July 29,
	2006	2005

Net cash provided by continuing operations	$2,360	$21,621
Less cash used in capital expenditures:
Purchase of property and equipment	(1,890)	(255)
Purchase of other film library assets	(1,534)	—

Free Cash Flow	$(1,064)	$21,366

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.